EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Money Market Reserves
File Number: 811-2554
Registrant CIK Number: 0000106830


Item 72, 73, 74 and 75

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72 through 75 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


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


Series 1 SEC Identifier S000004463 Prime Money Market Fund
Class 1 SEC Identifier C000012239
Class 2 SEC Identifier C000012240


Items 74A-75


74C-$117,939,311
74N-$118,194,309
74T-$116,639,490
74U1-$100,196,577
75A-$135,041,907




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